                                                                      Exhibit 12

EASTGROUP PROPERTIES -- STATEMENT REGARDING COMPUTATION OF RATIOS


                                                3 MONTHS         YEAR           YEAR           YEAR           YEAR          YEAR
                                                  ENDED          ENDED          ENDED          ENDED          ENDED         ENDED
                                              MAR 31,1996    DEC 31, 1995   DEC 31, 1994   DEC 31, 1993   DEC 31, 1992  DEC 31, 1991
                                              ------------  -------------  -------------   ------------   ------------  ------------
Pretax income from continuing operations      2,528,929.75   7,710,814.49   7,167,825.65   6,414,661.94  (3,672,543.23) 5,700,083.19
  (net income (loss))

Add: fixed charges                            1,527,443.18   6,286,788.07   3,905,060.22   3,415,318.22   2,832,702.95  3,040,583.42
                                              ------------  -------------  -------------   ------------   ------------  ------------
                                              4,056,372.93  13,997,602.56  11,072,885.87   9,829,980.16    (839,840.28) 8,740,666.61

                                              1,527,443.18   6,286,788.07   3,905,060.22   3,415,318.22   2,832,702.95  3,040,583.42
                                              ------------  -------------  -------------   ------------   ------------  ------------

Ratio of earnings to fixed charges                2.655662       2.226511       2.835522       2.878203      (0.296480)     2.874668
                                              ============  =============  =============   ============   ============  ============

Fixed charges:
  Interest expense per original financials                   5,975,348.70   3,746,867.98   3,112,526.97   2,749,349.04  2,969,976.56
  Add: amortization of loan costs                              311,439.37     158,192.24     302,791.25      83,353.91     70,606.86
                                                            -------------  -------------   ------------   ------------  ------------

  Interest per adjusted 10-K                                 6,286,788.07   3,905,060.22   3,415,318.22   2,832,702.95  3,040,583.42
                                                            =============  =============   ============   ============  ============

Fixed charges consist of interest costs and amortization of debt issuance costs.
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